UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 6, 2009

Date of Report (Date of earliest event reported)

ZYMOGENETICS, INC.

(Exact name of registrant as specified in its charter)

Washington	000-33489	91-1144498
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 Eastlake Avenue East Seattle, Washington	98102-3702
(Address of principal executive offices)	(Zip Code)

(206) 442-6600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 4, 2006, we filed with the Securities and Exchange Commission a current report on Form 8-K in which we announced that King Pharmaceuticals, Inc. and affiliated entities filed suit against us in the United States District Court for the Eastern District of Tennessee, naming as defendants ZymoGenetics, Inc. and fifty unnamed individuals. King filed motions with the District Court seeking temporary restraining orders and preliminary injunctive relief. We also announced that, on November 3, 2009, following a hearing in which we did not have an opportunity to participate, the District Court entered three Temporary Restraining Orders, or TROs, which temporarily prohibited us from engaging in certain marketing or promotional conduct related to RECOTHROM.

After a hearing that took place on November 6, 2009, the judge vacated the TROs. As a result, the TROs have no further force or effect.

As previously announced, a hearing on King’s motions for preliminary injunctive relief is scheduled for November 16, 2009, and we will oppose King’s request for preliminary injunctive relief at that hearing. We dispute the allegations of wrongdoing in King’s complaint and intend to vigorously defend ourselves in this matter.

This current report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Our actual results and the outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with this litigation, including the possibility of being subject to significant monetary damages or judicially-mandated changes in our business, and other risks detailed in the company’s public filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent Quarterly Reports on Form 10-Q. Except as required by law, we undertake no obligation to update any forward-looking or other statements in this current report on Form 8-K, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZYMOGENETICS, INC.

	By:	/s/ A. DEMAREST ALLEN
Date: November 6, 2009		A. Demarest Allen
Vice President, Law and Compliance